Exhibit 4.18

MINISTRY OF THE RUSSIAN FEDERATION
FOR TELECOMMUNICATIONS AND INFORMATIZATION

LICENSE
A 017215              No. 17951

In accordance with the current legislation of the Russian Federation this permission is given to

Open Joint Stock Company
“KB Impuls”

Legal Address:

10, 8 Marta street, bldg. 14, Moscow 125083, Suite 319

Type of Operations:

Telematic Services

Conditions for carrying out this type of activity and the territory are set forth in the attachment which is an integral part hereof

Term of validity of the License:	until April 26, 2006

Services to be rendered as of (no later than):	April 26, 2002

Date of registration of the License in the Unified Register of Communications Licenses:	April 26, 2001

First Deputy Minister of the Russian Federation for Telecommunications and Informatization	[Signature]	Yu.A. Pavlenko [Seal]

CONDITIONS FOR CARRYING OUT ACTIVITIES
UNDER LICENSE NO. 17951

1.

OJSC “KB Impuls” (the Licensee) is hereby authorized to provide telematic services of the general access network (e-mail, access to information resources, information services, facsimile services, voice mail) in Moscow and the Moscow Region.

2.

The services shall be provided with the involvement of Licensee’s telematic facilities.

The installed subscribers capacity of Licensee’s telematic services shall enable the activation of at least 100,000 subscribers by end of the license period, and at least 5,000 subscribers by end of 2002.

3.

The Licensee must provide services on the licensed territory to any person requiring such services, provided the corresponding technical capacity is available.

The Licensee shall have the right to refuse to provide the services in the following circumstances:

•

provision of service may create danger to the security and defense of the state, health and security of people;

•

provision of service is impossible due to physical, topographic or other natural obstacles;

•

the consumer without reasonable cause disagrees with the terms of provision of service, or does not make timely payments for the provided service;

•

the consumer utilizes or intends to utilize communications equipment for any illegal purposes or receives communication services through unlawful methods, operates the provided equipment in violation of the rules of technical operation, or utilizes uncertified equipment.

Refusal in each specific case must have a basis.

4.

The Licensee shall have the right to use the communication channels and the physical links of the general access network of the Russian Federation.

5.

Connection of telematic services equipment to the general access telephone network and “Iskra” and AT/Telex networks are not allowed.

6.

Access to Licensee’s telematic services shall be effected through the cellular mobile communications network of “KB Impuls”.

7.

The telematic services equipment of the Licensee shall be connected to the cellular mobile communications network of “KB Impuls” with allocation to such equipment of the numbering in the cellular mobile communications network of OJSC “KB Impuls”.

Ministry of the Russian Federation for Telecommunications and Informatization

8.

Data transmission services shall be provided only to the users of the cellular mobile communications network of “KB Impuls”.

9.

The lease of communication channels and physical links of the general access network pursuant to agreements with the relevant general access networks and subject to tariffs applicable to the given category of users, shall be permitted for the purpose of arranging the connection of the Licensee’s telematic services to the telematic services of other operators.

10.

Use of technical means of communication owned by the Licensee or users shall be allowed subject to availability of compliance certificate of “Elektrosvyaz” Compulsory Certification System.

11.

Provision of services can be commenced only subject to availability of telecommunication network operating permission issued by the Russian state communication control authority.

12.

Interaction of Licensee’s telematic services with telematic services of other operators shall not involve the use of address space owned by foreign-based networks.

13.

Connection of Licensee’s telematic services to other telematic services and communication networks in the Russian Federation shall be allowed only subject to availability of the license of the Russian Ministry for Telecommunications and Informatization (Russian Ministry of Communications, State Committee of the Russian Federation for Communications and Informatization, State Committee of the Russian Federation for Telecommunications) issued to the corresponding operators.

14.

Voice mail services to users of the general access telephone network shall be enabled only with the interim trunking of voice messages by the telematic services equipment without establishing a direct connection between the users of such networks.

15.

Only long range cordless line extenders operating at 330MHz shall be allowed for use at the subscriber’s territory subject to availability of permission to use operating frequencies issued by the Russian Federation state communication control authority.

16.

The Licensee shall provide telecommunication services provided for in this License 24 hours a day on a daily basis, except for interruptions for necessary maintenance and repairs to be scheduled so as to minimize damage caused to the users.

17.

The Licensee is required to provide users with telecommunication services which comply with the quality standards, technical parameters, certificates, and terms of the agreement for provision of telecommunication services.

18.

The Licensee shall be liable to the users for failure to perform or improper performance of its obligations pursuant to the procedure and to the extent specified by the effective laws of the Russian Federation.

Ministry of the Russian Federation for Telecommunications and Informatization

19.

The Licensee shall comply with the requirements of the Administration of Communications of the Russian Federation with respect to the traffic priority and provision of services.

20.

In situations set forth by the legislation of the Russian Federation the centralized management of Licensee’s telematic services shall be effected directly by the Ministry of the Russian Federation for Communications and Informatization.

21.

Expenses associated with design and construction of Licensee’s telematic services, connection thereof to the general access networks in the Russian Federation and settlements with operators of general access networks in the Russian Federation shall be at Licensee’s cost.

22.

The tariffs for communications services shall be established on the contractual basis.

In cases stipulated by the legislation of the Russian Federation with regard to specific types of communications services provided by communications enterprises, the tariffs may be regulated by the state.

Payments for interconnections between the networks shall be established on the basis of contracts, conditions and provisions agreed among communications enterprises. Disputes on such matters shall be considered pursuant to the current legislation of the Russian Federation.

23.

Specific categories of state officers, diplomatic and consulate representatives of foreign states, representatives of international organizations, as well as specific groups of individuals may have certain privileges and priorities while using telecommunications in terms of the order of priority, procedure of use and the amount of payment for communication services.

The list of privileges as well as categories of officers and individuals who are entitled to such privileges and priorities shall be determined by the legislation of the Russian Federation and normative legal acts of the political subdivisions of the Russian Federation, as well as by international treaties and agreements of the Russian Federation.

24.

The Licensee shall provide for strict confidentiality of communications.

Any information on messages being transmitted with the use of the telematic services of the Licensee, as well as the messages themselves may be disclosed only to the senders and addressees or their legal representatives.

Any tapping of telecommunications messages or any other limitation of communication confidentiality shall be permitted only on the basis of the applicable legislation of the Russian Federation.

25.

The Licensee shall not prevent any reviews of the technical parameters of the telematic services by the State Communications Control Service of the Russian Federation, and, if necessary, must provide such Service with access to its measuring devices to be used for such work.

Ministry of the Russian Federation for Telecommunications and Informatization

26.

During development, creation and operation of the telematic services, the Licensee shall, pursuant to the legislation of the Russian Federation, render assistance and provide the criminal investigation agencies with the possibility of carrying out such investigations using the communication network, and shall take measures on keeping confidential all organizational and tactic methods of carrying out of the mentioned activities.

Should communication means be used for criminal purposes harmful for interests of individuals, society and the state, operation of the telematic services and communications equipment of the Licensee may be suspended by the state bodies authorized thereto in accordance with legislation of the Russian Federation.

Connection of subscribers shall be effected after requirements of the Law of the Russian Federation “On Operative Investigation Activities in the Russian Federation” are met.

27.

The Licensee shall be obliged to take measures to prevent any unauthorized access to management of the telematic services and any unauthorized control over its operations.

Licensee’s telematic services control centers shall be located in the Russian Federation.

28.

In case of Acts of God, quarantine or any other natural or industrial force majeure events, the governmental authorities authorized thereto shall have the right of priority utilization and suspension of the operation of the Licensee’s network and telematic services.

29.

The Licensee shall provide an absolute priority for all emergency messages related to personal safety at sea, or land, in the air or space, carrying out of emergency measures in the area of defense, security and law and order enforcement in the Russian Federation, as well as for messages on significant accidents, catastrophes, epidemics, epizootic and Acts of God.

30.

Licensee shall provide telecommunication services required for administrative purposes as prescribed by the Ministry of the Russian Federation for Communications and Informatization.

31.

At the request of the Ministry of the Russia Federation on Communications and Informatization, the Licensee shall provide information on the technical condition and development prospects of the telematic services, conditions for the provision of the services and existing tariffs.

32.

The Licensee shall give priority to the use of telecommunication means manufactured in the Russian Federation pursuant to the Federal Law “On Telecommunications”.

33.

Licensee’s technical facilities can be constructed only upon availability of design documents prepared in compliance with Construction Norms and Rules and Industrial Technological Design Norms (SniP, VNTP) effective in the Russian Federation, and duly obtained approval of such design documents.

Ministry of the Russian Federation for Telecommunications and Informatization

34.

This License shall be governed, construed and performed in accordance with the applicable legislation of the Russian Federation.

35.

The Licensee shall operate in accordance with the regulatory acts and applicable legislation of the Russian Federation.

36.

The Ministry of the Russian Federation for Telecommunications and Informatization reserves the right to introduce any amendments or supplements to this License due to any changes in the applicable legislation of the Russian Federation.

37.

The Licensee shall submit to local statistical agencies and to the Ministry of the Russian Federation for Telecommunications and Informatization periodic and annual state statistical reports on communications in accordance with the procedure established by the State Committee for Statistics of the Russian Federation.

Violation of the procedure for submitting of statistical reports shall result in administration liability in accordance with the applicable legislation.

38.

This License is not assignable to any other person.

39.

The Licensee shall effect payments out of revenues received from the rendered communications and informatization services to the account of the Ministry of the Russian Federation for Telecommunications and Informatization, pursuant to the standards established under Decree No. 380 of the Government of the Russian Federation of April 28, 2000.

Such transfers shall be effected on a monthly basis subject to the actual revenues received from the telecommunications and informatization services rendered in the preceding calendar month, no later than the 20th day of the subsequent month. The amount to be transferred shall be adjusted on a quarterly basis upon the provision of accounting reports to the tax agencies.

With a view to effecting control over the adequacy of cash transfers to the account of the Ministry of the Russian Federation for Telecommunications and Informatization, the Licensee shall, upon written request of the management of the department from control over telecommunications and informatization in the relevant political subdivision of the Russian Federation, provide the corresponding accounting report form which reflects the revenues from the provided telecommunications and informatization services.

40.

The License shall be registered upon its issuance with the state communications control service of the Russian Federation.

In case of any changes in the mailing or banking requisites or the telephone numbers, or in case of reorganization or liquidation of the legal entity, the Licensee shall inform the Ministry of the Russian Federation for Telecommunications and Informatization and the territorial department of the state communications control service thereof.

First Deputy Minister of the Russian Federation for Telecommunications and Informatization	[Signature]	Yu.A. Pavlenko

Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	N.M. Popov